Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Second Quarter Results of Operations.

Naperville, IL, August 13, 2007. Chicago Rivet & Machine Co. (Amex, symbol: CVR) today announced results for the second quarter of 2007 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Six Months Ended June 30

	Second Quarter		First Six Months
	2007	2006	2007	2006

Net sales and lease revenue	$10,130,320	$11,057,366	$20,077,896	$21,998,317
Income before income taxes	775,399	698,526	1,235,671	1,284,810
Net income	523,399	468,526	833,671	857,810
Net income per share	.54	.49	.86	.89
Average shares outstanding	966,132	966,132	966,132	966,132

(All figures subject to year-end audit)

Contact:

Kimberly A. Kirhofer

Chicago Rivet & Machine Co.

(630) 357-8500